EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Plan Administrator

HCC Insurance Holdings, Inc.

2013 Employee Stock Purchase Plan:

We consent to the incorporation by reference in the Registration Statement of HCC Insurance Holdings, Inc. on Form S-8 (No. 333-190484) of our Report dated March 30, 2015, on our audit of the financial statements of the HCC Insurance Holdings, Inc. 2013 Employee Stock Purchase Plan as of December 31, 2014 and 2013, and for the year ended December 31, 2014 and for the period from inception, May 22, 2013, through December 31, 2013, which report is included in this Annual Report on Form 11-K.

/s/ Ham, Langston & Brezina, L.L.P.

Houston, Texas
March 30, 2015